PRICING SUPPLEMENT Dated January 6, 2021	Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-224192
Supplementing the Preliminary Prospectus
Supplement, dated January 6, 2021 and the
Base Prospectus, dated April 6, 2018

AerCap Ireland Capital Designated Activity Company

AerCap Global Aviation Trust

$1,000,000,000 1.750% Senior Notes due 2026

Guaranteed by AerCap Holdings N.V.

Pricing supplement, dated January 6, 2021 (the “Pricing Supplement”) to the Preliminary Prospectus Supplement, dated January 6, 2021 (the “Preliminary Prospectus Supplement”), and the related Base Prospectus, dated April 6, 2018 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”), of AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust.

This Pricing Supplement relates only to the securities described below and should only be read together with the Prospectus. This Pricing Supplement is qualified in its entirety by reference to the Prospectus. The information in this Pricing Supplement supplements the Prospectus and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuers:	AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust

Notes Offered:	1.750% Senior Notes due 2026 (the “Notes”)

Ratings[1]:	Baa3 / BBB / BBB- (Moody’s / S&P / Fitch)

Distribution:	SEC Registered

Trade Date:	January 6, 2021

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These ratings have been provided by Moody’s, S&P and Fitch. A securities rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

Settlement Date:

January 13, 2021 (T+5)

We expect that delivery of the Notes will be made to investors on or about January 13, 2021, which will be the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before the date of delivery should consult their advisors.

Principal Amount:	$1,000,000,000

Maturity Date:	January 30, 2026

Coupon:	1.750%

Issue Price to Public:	98.876% of the principal amount, plus accrued interest, if any, from January 13, 2021

Gross Proceeds:	$988,760,000

Benchmark Treasury:	UST 0.375% due December 31, 2025

Benchmark Treasury Price:	99-22+

Benchmark Treasury Yield:	0.435%

Spread to Benchmark Treasury:	+155 basis points

Yield to Maturity:	1.985%

Interest Payment Dates:	January 30 and July 30, beginning on July 30, 2021

Optional Redemption:	Following issuance and prior to December 30, 2025, make-whole call at T+25 basis points. At any time on or after December 30, 2025, par call.

Optional Tax Redemption:	If the Issuers become obligated to pay any additional amounts as a result of any change in the law of Ireland or certain other relevant taxing jurisdictions that is announced or becomes effective on or after the date on which the Notes are issued (or the date the relevant taxing jurisdiction became applicable, if later), the Issuers may redeem the Notes at their option in whole, but not in part, at any time at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date and additional amounts, if any.

CUSIP / ISIN:	00774M AS4 / US00774MAS44

Other Information

Denominations:	$150,000 and integral multiples of $1,000 in excess thereof

Underwriters:

Joint Book-Running Managers:

Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
SG Americas Securities, LLC
TD Securities (USA) LLC
Truist Securities, Inc.
Barclays Capital Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Santander Investment Securities Inc.
Wells Fargo Securities, LLC

Co-Managers:

Citizens Capital Markets, Inc.

Fifth Third Securities, Inc.

Regions Securities LLC

Scotia Capital (USA) Inc.

THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OR THE OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

THE ISSUERS HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUERS HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUERS AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS BY CALLING CITIGROUP GLOBAL MARKETS INC. TOLL-FREE AT (800) 831-9146, MORGAN STANLEY & CO. LLC TOLL-FREE AT (866) 718-1649, SG AMERICAS SECURITIES, LLC TOLL-FREE AT (855) 881-2108, TD SECURITIES (USA) LLC TOLL-FREE AT (855) 495-9846 OR TRUIST SECURITIES, INC. TOLL-FREE AT (800) 685-4786.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

THIS COMMUNICATION IS NOT INTENDED TO BE A CONFIRMATION AS REQUIRED UNDER RULE 10b-10 OF THE SECURITIES EXCHANGE ACT OF 1934. A FORMAL CONFIRMATION WILL BE DELIVERED TO YOU SEPARATELY.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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